Exhibit 99.1

LM Funding America Announces November 2025 Production and Operational Update

- Bitcoin treasury as of November 30, 2025 valued at $27.5 million or $2.25 per share1

TAMPA, FL, December 4, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended November 30, 2025.

Metric	October 2025	November 2025
- Bitcoin[2]
- Mined, net	7.5	6.9
- Sold	(17.0)	-
- Purchased	-	-
- Service Fee	(0.1)	-
- Bitcoin HODL	294.9	301.8[3]
- Machines[2]
- Oklahoma	4,320	4,320
- Mississippi	2,376	2,376
- Storage	1,234	1,234
- Total Machines	7,930	7,930
- Hashrate (EH/s2)
- Oklahoma	0.48	0.48
- Mississippi	0.23	0.23
- Energized	0.71	0.71

“November was another month of steady operational progress across our mining business,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “Bitcoin production was slightly lower as we took advantage of a late-month spike in power prices and curtailed mining to sell energy back to the grid, generating approximately $76,000 in curtailment and energy sales. Our 2 MW immersion expansion in Oklahoma is on schedule for energization by the end of the month, which we expect will increase our total hashrate by nearly 10%. We continue to monitor market conditions closely and believe our disciplined approach to growth and capital allocation positions

1Bitcoin treasury calculated using 301.8 Bitcoin held as of 11/30/25 and Bitcoin price of approximately $91,100 as of 11/30/25. Bitcoin per share calculated using 12,209,413 shares outstanding as of 11/30/2025

2Unaudited

3 Includes 145 BTC held by Galaxy for loan facility

Exhibit 99.1

us well heading into year-end.”

The Company estimates that the value of its 301.8 Bitcoin holdings on November 30, 2025, was approximately $27.5 million or $2.251 per share, based on a Bitcoin price of approximately $91,100 as of November 30, 2025, compared to a stock share price of $0.99 as of November 30, 2025.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com